PERSONAL FINANCIAL PLANNING
BUSINESS SERVICES AND TAX PLANNING

April 15, 2008

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated April 13, 2008 accompanying the audited financial statements of Friendly Auto Dealers, Inc. as of December 31, 2007, in the Form 10-K, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Kyle L. Tingle, CPA, LLC

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road * Suite 450 * Las Vegas, NV 89120 * PHONE:(702) 450-2200 * FAX (702) 436-4218
EMAIL: ktingle@kyletinglecpa.com